UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event) reported : June 19, 2008

HYPERDYNAMICS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or other jurisdiction of incorporation or organization)

001-32490	87-0400335
(Commission File Number)	(IRS Employer Identification No.)

One Sugar Creek Center Blvd., #125
Sugar Land, Texas 77478
(Address of principal executive offices, including zip code)

voice: (713) 353-9400	fax: (713) 353-9421

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

A.	On June 19, 2008, Steven Plumb resigned as Chief Financial Officer and Principal Accounting Officer.

B.
On June 20, 2008, the Board of Directors appointed Sarah Berel-Harrop as Chief Financial Officer and Principal Accounting Officer.  Ms. Berel-Harrop, age 40, has been our Corporate Secretary since 2006.  Prior to that she was self-employed as a consultant to us since 2001 in the fields of accounting and SEC compliance.  We entered into an employment agreement with Ms. Berel-Harrop whereby her compensation will be $100,000 per year in cash plus $75,000 payable in common stock.  Further, pursuant to her employment agreement, we will grant her 20,000 stock options per quarter up to an aggregate maximum of 160,000 stock options which will have a minimum strike price of the greater of $2.00 per share or market value on the date of issuance, that expire three years from the date of issuance of the options.

C.
On June 20, 2008, the Board of Directors appointed Roger D. Friedberger as a Director. Mr. Friedberger, age 57, is an independent director and he serves on the audit committee as a financial expert.  Mr. Friedberger  has a Bachelor of Commerce degree (Accounting) from the University of Leeds, England (1972).  Mr. Friedberger qualified as a California CPA in 1977.  Mr. Friedberger was the Chief Financial Officer of the following companies:

(1996-2003)	ILOG S.A. (a public company at that time).
(2004-2005)	MailFrontier Inc.
(2005)	Insignia Solutions PLC (a public company at that time).
(2005-2006)	SPL WorldGroup, Inc.
(2007)	Realm Business Solutions, Inc.
(2008-present)	GrowthForce, LLC.

Mr. Friedberger will receive our customary director compensation of $32,000 per year, a portion of which will be paid in cash and a portion paid in Hyperdynamics common stock. Mr. Friedberger will receive additional compensation in connection with his being on the audit committee.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Employment Agreement of Sarah Berel-Harrop.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYPERDYNAMICS CORPORATION

(signed)
Date: June 23, 2008
By: /s/ Kent Watts

Kent Watts, President, CEO